Exhibit 99.2
Form 8-K, May 14, 2004
Buyers United, Inc.
File No. 0-26917


Thursday May 14, 2004
Press Release
SOURCE: Buyers United, Inc.

  Buyers United, Inc. Reports Operating Results for the First Quarter of 2004

         Salt Lake City, Utah - May 13, 2004 - Buyers United, Inc. (OTC Bulletin
Board: BYRS), a provider of business telecommunication services, including contact center software applications hosted within its national VoIP network, today reported record revenues for the quarter ended March 31, 2004. Revenues for the quarter were $16.7 million, an 8.2 percent increase over revenues for the quarter ended March 31, 2003. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $1.5 million for the three months ended March 31, 2004 compared to $1.4 million for the same period in 2003. Net income before preferred stock dividend was $211,815 for the quarter ended March 31, 2004 compared to $375,256 for the quarter ended March 31, 2003. Net income applicable to common shareholders was $9,502 for Q1 2004 compared to $193,361 for Q1 2003.

         "We have worked to maintain and grow our long-distance customer base through customer acquisitions and internal sales efforts within our agent sales channel. We believe revenue reported during the first quarter of 2004 reflects our success with these initiatives. In addition, we are beginning the rollout of our direct sales and value added reseller sales channels. These sales channels will focus on selling our inNetwork(TM) family of products that we believe will provide revenue growth for the second half of 2004," said Ted Stern, Chairman and CEO.

         Paul Jarman, President stated, "The first quarter results reflect our expenditures and continued commitment to sales and product development of our VoIP Network and inNetwork(TM) products and the opening of new sales channels. We are excited about these products and the industry attention and approval they are getting, as demonstrated in the awards they recently received. We are accelerating our efforts and resources on these activities over the next several quarters."

                Consolidated Statements of Operations (unaudited)

                                                     Quarter Ended March 31,
                                               ---------------------------------
                                                    2004               2003
                                               -------------      -------------

Revenues                                       $  16,743,707      $  15,481,120

Cost of revenues                                   9,176,193          8,664,767
General and administrative expenses                4,017,284          3,626,700
Selling and promotion expenses                     3,103,991          2,331,069
                                               -------------      -------------
  Total operating expenses                        16,297,468         14,622,536
                                               -------------      -------------

Income from operations                               446,239            858,584

Other expense, net                                  (234,424)          (483,328)
                                               -------------      -------------
Net income                                           211,815            375,256


Preferred stock dividend                            (202,313)          (181,895)
                                               -------------      -------------
Net income applicable to common stockholders   $       9,502      $     193,361
                                               =============      =============

About Buyers United

         Buyers United, Inc., which operates directly and through its division, UCN, is a full service provider of long distance services over its national VoIP network and a provider of in-network hosted, telephony software applications addressing the contact center market. The UCN vision is to offer an affordable, flexible migration path from call center to contact center, enabling a business to respond quickly to its customers' requirements for voice, email and chat contact strategies. The inNetwork(TM) family of products, includes inContact(TM), an integrated package of advanced contact handling and management applications, and inControl(TM), a unique, rapid application development tool. For more information on the company's products and services visit the UCN web site at http://www.ucn.net.

Forward-Looking Statements

         The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the Company's behalf. All statements, other than statements of historical fact, which address the Company's expectations of sources of capital or which express the Company's expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the Company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the Company's control, actual results may differ materially from the expectations expressed in the forward-looking statements.

Press Contact:
Buyers United, Inc.
David R. Grow
Phone: 866.541.0000
Email: david.grow@ucn.net


                       Reconciliation of Non-GAAP Measure

     "EBITDA," which is calculated as Earnings Before deductions for Interest, Taxes, Depreciation and Amortization, is not a measure of financial performance under generally accepted accounting principles (GAAP). EBITDA is provided for the use of the reader in understanding Buyers United's operating results and is not prepared in accordance with, nor does it serve as an alternative to, GAAP measures and may be materially different from similar measures used by other companies. While not a substitute for information prepared in accordance with GAAP, we believe that this information is helpful for investors to more easily understand our operating financial performance, especially in light of the significant acquisitions we completed in 2003. We also feel that this measure may better enable an investor to form views of our potential financial performance in the future. This measure has limitations as an analytical tool, and investors should not consider EBITDA in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.


    Reconciliation of EBITDA to Net income applicable to common shareholders as it is presented on the Consolidated Statements of Operations for Buyers United, Inc. (unaudited).

                                                       Quarter Ended March 31,
                                                    ---------------------------
                                                        2004           2003
                                                    -----------     -----------

EBITDA                                              $ 1,525,482     $ 1,448,948

Depreciation and amortization                          (970,093)       (590,364)
Interest income and expense, net                       (343,574)       (483,328)
                                                    -----------     -----------
     Net income                                         211,815         375,256

Preferred stock dividend                               (202,313)       (181,895)
                                                    -----------     -----------
     Net income applicable to common stockholders   $     9,502     $   193,361
                                                    ===========     ===========